Exhibit 99.1

SEALY CORPORATION
One Office Parkway at Sealy Drive • Trinity, North Carolina 27370 • USA
Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE

Contact:  Mark Boehmer
VP & Treasurer
(336) 862-8705

SEALY ANNOUNCES NEW BOARD MEMBER

ARCHDALE, North Carolina (July 5, 2006) - Sealy Corporation (NYSE:ZZ) announced today that Gary E. Morin has been elected to the Board of Directors of Sealy and will serve on the audit committee. Mr. Morin was the Executive Vice President and Chief Financial Officer of Lexmark International, Inc. from 2000 until his retirement in 2005, where in addition to corporate finance functions, he was responsible for Lexmark’s investor relations, corporate communications, strategy and development, and internal audit and security functions. Prior to joining Lexmark he held senior financial and operating positions with Huffy Corporation and Tambrands. He currently serves on the Board of Directors of Citrix Systems, Inc.

“We are pleased that Gary has joined our Board,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “He will provide great financial stewardship as a member of our Audit Committee, and his broad business experience with a number of leading consumer product companies over his career will be a real asset to Sealy.”

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of nearly $1.5 billion in 2005. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Basset® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 20 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.